SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 28, 2010

Multi-Color Corporation

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Ohio	0-16148	31-1125853
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NUMBER)	(IRS EMPLOYER IDENTIFICATION NO.)

4053 Clough Woods Drive, Batavia, Ohio		45103
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)		(ZIP CODE)

Registrant’s telephone number, including area code 513/381-1480

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 28, 2010, Multi-Color Corporation (“MCC”) entered into a Stock Purchase Agreement (the “Agreement”) to acquire Guidotti CentroStampa S.p.A. (the Acquisition). On July 1, 2010, pursuant to the Agreement, MCC acquired all issued capital shares of Guidotti CentroStampa for Euro 50.5 million net of debt assumed (the “Purchase Price”). The selling shareholders will receive approximately 80% of the proceeds in the form of cash and 20% in the form of 934,567 shares of MCC common stock. This stock represents approximately 8% of MCC’s shares outstanding immediately prior to consummation of the Acquisition.

The selling shareholders have agreed to indemnify MCC with respect to the Acquisition, including certain losses arising out of a breach of their warranties or covenants under the Agreement. The Agreement provides that 15% of the Purchase Price is subject to achieving certain financial targets. An additional 10% is held in escrow for up to five years subject to achieving certain employment targets and to fund certain potential indemnification obligations of the selling shareholders.

A copy of MCC’s press release announcing the entry into the Agreement is attached as an exhibit to this report. A copy of the Agreement is attached as an exhibit to this report and the description of the Acquisition and the Agreement contained herein is qualified by reference to the Agreement.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

As discussed in Item 1.01 above, MCC acquired all issued capital stock of Guidotti CentroStampa S.p.A. on July 1, 2010, pursuant to the Agreement.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

On June 28, 2010, MCC entered into an amendment (“the First Amendment”) to the Company’s Credit Agreement dated as of February 29, 2008 (“Credit Agreement”) with the lenders thereunder, effective simultaneously with the closing of the Acquisition.

The First Amendment amended the Credit Agreement to (i) permit the acquisition of Guidotti CentroStampa S.p.A. by MCC; (ii) increase the Aggregate U.S. Revolving Commitment (as defined in the First Amendment) by USD $20 million thereby increasing the total borrowing capacity from USD $180 million to USD $200 million (with a $40 million multi-currency tranche), with the potential to increase total borrowing capacity by USD $50 million; (iii) extend the maturity date of the Credit Facilities (as defined in the Credit Agreement) to April 1, 2014; (iv) increase the maximum leverage ratio to 3.75 to 1.00 with scheduled step-downs; and (v) implement a change in interest rate margins over the applicable Eurocurrency or Australian BBSY rate ranging from 3.25% to 1.75% based on the leverage ratio.

A copy of the First Amendment is filed as an exhibit to this report and is incorporated herein by reference.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

Pursuant to the Agreement described in Item 1.01 above, approximately 20% of the Purchase Price was paid in the form of 934,567 shares of MCC common stock. The shares were issued to selling shareholders without registration under the Securities Act of 1933, as amended (the “Act”) in reliance on Regulation S and Section 4(2) of the Act.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Businesses Acquired

As permitted by Item 9.01(a)(4) of Form 8-K, MCC will file the financial statements required by Item 9.01 (a)(1) of Form 8-K pursuant to an amendment of this Current Report on Form 8-K not later than seventy-one (71) calendar days after the date on which a Form 8-K reporting the closing of the Acquisition was due.

(b)	Pro Forma Financial Information

As permitted by Item 9.01(b)(2) of Form 8-K, MCC will file the pro forma financial information required by Item 9.01 (b)(1) of Form 8-K pursuant to an amendment of this Current Report on Form 8-K not later than seventy-one (71) calendar days after the date on which a Form 8-K reporting the closing of the Acquisition was due.

(c)	Shell Company Transactions

Not applicable

(d)	Exhibits

Exhibit No.	Description

3.1	Stock Purchase Agreement dated June 28, 2010

10.1	First Amendment to Credit Agreement dated June 28, 2010

99.1	Press Release dated June 29, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MULTI-COLOR CORPORATION

By:	/s/ Dawn H. Bertsche
Name:	Dawn H. Bertsche
Title:	Senior Vice President – Finance and Chief Financial and Accounting Officer

Date:	July 2, 2010

Index to Exhibits

Exhibit No.	Description

3.1	Stock Purchase Agreement dated June 28, 2010.

10.1	First Amendment to Credit Agreement dated June 28, 2010

99.1	Press Release dated June 29, 2010.